Exhibit 21.1

Subsidiaries of the Registrant

Name	Jurisdiction of Organization
Conformis Cares LLC	Delaware
ConforMIS Europe GmbH	Germany
ConforMIS Hong Kong Limited	Hong Kong
Conformis India LLP	India
ConforMIS UK Limited	United Kingdom
ImaTX, Inc.	California